Voya Insurance and Annuity Company [P.O. Box 617, 909 Locust Street, Des Moines, Iowa 50303-0617]

                          SIMPLE Individual Retirement Annuity Endorsement

The Contract to which this SIMPLE Individual Retirement Annuity Endorsement (this “Endorsement”) is attached is hereby modified by the provisions of this Endorsement. The Endorsement provisions shall control if there is a conflict between this Endorsement and the Contract, including any other riders or endorsements issued with the
Contract. Any capitalized terms not defined in this Endorsement shall have the meaning given to them in the
Contract. This Endorsement is effective as of the Contract Date.

This Endorsement amends the Contract in order for the Contract to be treated as a SIMPLE Individual Retirement
Annuity (“SIMPLE IRA”) under Section 408(p) of the Code, and shall be interpreted in accordance with that section.

This SIMPLE IRA cannot be used by a trustee, custodian, or issuer that is a designated financial institution within the meaning of IRC Section 408(p)(7).

YOU MAY RETURN YOUR SIMPLE IRA AT THE ADDRESS SHOWN ABOVE WITHIN 7 DAYS (OR LONGER
IF REQUIRED BY LAW OR BY THE PROVISIONS OF YOUR IRA) AFTER THE DATE YOU RECEIVE IT. IF
SO RETURNED, WE WILL PROMPTLY RETURN YOUR ENTIRE PREMIUM PAID LESS ANY
WITHDRAWALS OR SURRENDERS. IF YOU RETURN YOUR IRA AFTER 7 DAYS, THE RETURN OF FUNDS
WILL BE IN ACCORDANCE WITH THE "RIGHT TO EXAMINE AND RETURN THIS CONTRACT" PROVISION
OF THE CONTRACT TO WHICH THIS IRA ENDORSEMENT IS ATTACHED.

If you send correspondence indicating your intent to return your SIMPLE IRA, your letter must be postmarked during the 7-day period (or longer if required by law or by the provisions of your SIMPLE IRA) following the date you received your SIMPLE IRA. You must also enclose your Contract.

                                                 1. IMPORTANT TERMS AND CONDITIONS

Contribution means Premium, as used in the Contract. Contributions may be limited under the Code as outlined in the “CONTRIBUTIONS” section below.

Designated Beneficiary means a natural person who is a “designated beneficiary” within the meaning of Section
401(a)(9) of the Code and Treasury Regulations thereunder.

Interest means the Accumulation Value plus the amount of any outstanding rollover, transfer and recharacterization under Section 1.408-8 of the Treasury Regulations and, prior to the date that the Contract is annuitized, the actuarial value of any other benefits provided under the Contract, such as certain guaranteed living and death benefits.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

Treasury Regulations mean the regulations set forth in Title 26 of the Code of Federal Regulations.

                                                  2. NONFORFEITABLE AND NONTRANSFERABLE.

This Contract is established for the exclusive benefit of you or your beneficiaries. Joint Owners are not permitted.
You are also the Annuitant. The Owner’s rights under this Contract shall be nonforfeitable.

Your Interest in the Contract is nontransferable and, except as provided by law, is nonforfeitable. It may not be sold, assigned, discounted or pledged as collateral for a loan or as a security for the performance of an obligation or for any other purpose.

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                                                                 3. CONTRIBUTIONS.

This SIMPLE IRA will accept only:

(a) Cash Contributions made by an employer on behalf of the Owner under a SIMPLE IRA plan that meets the requirements of Section 408(p) of the Code; and

(b) A rollover Contribution or a transfer of assets from another SIMPLE IRA of the Owner.

Catch-up Contributions may be permitted, but no other Contributions will be accepted. Any refund of Contributions
(other than those attributable to excess Contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Contributions or the purchase of additional benefits.

                                            4. REQUIRED MINIMUM DISTRIBUTIONS

4.1 In General
Notwithstanding any provision of this SIMPLE IRA to the contrary, the distribution of your Interest in this
SIMPLE IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the Treasury
Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis, then distribution of the Interest in the SIMPLE IRA (as determined in the second paragraph of Section 4.2 below), must satisfy the requirements of Code
Section 408(a)(6) and the regulations thereunder, rather than Sections 4.2 and 4.3 below.

4.2 Required Minimum Distributions
Your entire Interest will be distributed no later than April 1 following the calendar year in which you attain age
70½ (the “required beginning date”) over: (1) your life expectancy or the lives of you and your Designated
Beneficiary; or (2) a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy of you and your Designated Beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in
Treasury Regulations Section 1.401(a)(9)-6, Q&A 1 and 4 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Section 1.401(a)(9)-6, Q&A-2 of the
Treasury Regulations.

The distribution periods described in the prior paragraph cannot exceed the periods specified in Section
1.401(a)(9)-6 of the Treasury Regulations.

The first required payment can be made as late as April 1 of the year following the year you attain age 70½
and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

4.3 Distributions Upon Death

Death on or After Required Distributions Commence. If you die on or after required distributions commence, the remaining portion of his or her Interest will continue to be distributed under the Contract option chosen.

Death Before Required Distributions Commence. If you die before required distributions commence, your
Interest will be distributed at least as rapidly as follows:

(1) If the Designated Beneficiary is someone other than your surviving spouse, the entire Interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the
Designated Beneficiary’s life, or over a period not extending beyond the remaining life expectancy of the
Designated Beneficiary, with such life expectancy determined using the age of the Designated
Beneficiary as of his or her birthday in the year following the year of your death, or if elected, in accordance with paragraph (3) below.

(2) If the sole Designated Beneficiary is your surviving spouse, the entire Interest must be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70½, if later), over such spouse’s life or over a period not extending beyond the remaining life expectancy of the surviving spouse, or, if elected, in accordance with paragraph (3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining Interest will be distributed, starting by the end of the calendar year following the calendar

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year of the spouse’s death, over the spouse’s Designated Beneficiary’s life, or over a period not extending beyond the remaining life expectancy determined using such Designated Beneficiary’s age as of his or her birthday in the year following the death of the spouse, or if elected, will be distributed in accordance with paragraph (3) below.

If the surviving spouse dies after the required distributions commence to him or her, any remaining
Interest will continue to be distributed under the contract option chosen.

(3) If there is no Designated Beneficiary, or if applicable by operation of paragraph (1) or (2) above, the entire
Interest will be distributed by the end of the calendar year containing the fifth anniversary of your death
(or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (2) above).

(4) Life expectancy is determined using the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9,
Q&A-1 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole
Designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single
Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Designated Beneficiary’s age in the year specified in paragraph (1) or (2) above and reduced by 1 for each subsequent year.

(5) The “Interest” in the SIMPLE IRA includes the amount of any outstanding rollover, transfer, and recharacterization under Q&As-7 and –8 of Section 1.408-8 of the Treasury Regulations and the actuarial value of any other benefits provided under the SIMPLE IRA, such as guaranteed death benefits.

(6) For purposes of this Section 4.3, required distributions are considered to commence on your required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6, then required distributions are considered to commence on the annuity starting date.

(7) If you die prior to the date annuity payments commence under the Contract and the sole Designated
Beneficiary is your surviving spouse, the spouse may elect to treat the Contract as his or her own
SIMPLE IRA. This election will be deemed to have been made if such surviving spouse makes a
Contribution to the Contract (permitted under the contribution rules for SIMPLE IRAs as if the surviving spouse were the Owner) or fails to take required distributions as the Designated Beneficiary. This election may only be made once, and thus may not be made a second time if the surviving spouse Designated
Beneficiary elects to treat the SIMPLE IRA as his or her own, remarries, and his or her new spouse is the sole Designated Beneficiary.

5. GENERAL PROVISIONS

5.1 Restrictions on Rollovers and Transfer
Prior to the expiration of the 2-year period beginning on the date you first participated in any SIMPLE IRA plan maintained by your employer, any rollover or transfer by you of funds from this SIMPLE IRA must be made to another SIMPLE IRA owned by you. Any distribution of funds to you during this 2-year period may be subject to a 25% additional tax if you do not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, you may roll over or transfer funds to any SIMPLE IRA owned by you that is qualified under
Code Section 408(a), (b) or (p), or to another eligible retirement plan described in Code Section 402(c)(8)(B).

5.2 Amendments
We reserve the right to amend or administer this Endorsement, subject to regulatory approval, as necessary to comply with the Code, Treasury Regulations or published Internal Revenue Service Rulings. We will send a copy of such amendment to the Owner. It will be mailed to the last post office address known to us. Any such changes will apply uniformly to all Contracts that are affected.

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5.3 Annual Reports
We will furnish annual calendar year reports concerning the status of the Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue
Service.

If Contributions made on behalf of the Owner under a SIMPLE IRA plan maintained by the Owner’s employer are received directly by us from the employer, we will provide the employer with the summary description required by
Code Section 408(i)(2)(B).

All other provisions of the Contract to which this Endorsement is attached remain unchanged.

Signed:

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